Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Iconix Brand Group Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and of our report dated March 24, 2006, with respect to the consolidated balance sheets of Mossimo, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, included in the Registration Statement on Form S-3 (No. 333-138582) and related Prospectus of Iconix Brand Group, Inc.

/s/ KPMG LLP

Los Angeles, California
December 7, 2006